EXHIBIT 99.1

Zones, Inc. Launches Aggressive Hiring Campaign
Looks to hire 240 Account Executives in 2003

RENTON, Wash - December 6, 2002 - Zones, Inc., a single-source direct marketing reseller of name-brand information technology products, today announced an aggressive hiring campaign for 2003, to enhance its focus on the small to medium sized business ("SMB") market. Beginning in January, Zones intends to hire 20+ account executives per month, dependent on overall general market conditions, which may affect the Company's ability to meet its aggressive 2003 hiring goal.

"The SMB sector holds the biggest promise for growth and our continued expansion into this market has given Zones the opportunity to develop and increase our sales force," said Donna Schneider, director of human resources. "We expect a normalized ramp period for new account executives so this hiring campaign is an investment in our future. Zones maintains a positive sales team by empowering our team members through recognition, growth and development, which is a significant element of our culture and value system."

Zones provides a challenging work environment and comprehensive benefits. New Zones account executives are put through an extensive training period where they build confidence in working with customers and become proficient with the customer relationship management system and sales structure. Graduates of this program feel comfortable in talking with prospects and clients about the company, including Zones' ability in procurement, fulfillment and distribution.

About Zones, Inc.
Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the growing small to medium sized business market, enterprise and public sector markets. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including Apple, Hewlett-Packard, IBM, Microsoft and Toshiba.

Incorporated in 1988, Zones, Inc. is headquartered in Renton, Washington. Company and buying information is available at http://www.zones.com, or by calling 800/258-2088.

This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth, dependence on revenue of products, vendor support, competition, pressure on margin, variability of operating results, changing methods of distributions, potential disruption of business, potential increases in postage, shipping, and paper costs, reliance on vendor relationships, state revenue or use tax uncertainties, dependence on personnel, reliance on outsourced distribution, and rapid technological change and inventory obsolescence, and other risks and uncertainties detailed in the Company's filings with the SEC.